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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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

[Kollmorgen LOGO]
                                                  Reservoir Place
                                                  1601 Trapelo Road
                                                  Waltham, MA 02154
                                                  (781) 890-5655

                                                                January 30, 1998

Dear Kollmorgen Shareholder:

    Today, we at Kollmorgen have raised our offer for Pacific Scientific to $23.75 per share from $20.50 per share. This means that we are now offering to acquire a majority of Pacific Scientific's common stock for $23.75 per share in cash and to exchange the remaining shares for Kollmorgen common stock with a value of $23.75 per share, subject to a collar (the "Proposed Combination").

    It has been six weeks since we at Kollmorgen first publicly announced our proposal to acquire Pacific Scientific. Pacific Scientific has indicated that it intends to explore alternatives to maximize shareholder value, including a possible sale of the company. Pacific Scientific, however, has refused to enter into merger negotiations with Kollmorgen, the only party with a firm proposal on the table, unless Kollmorgen first withdraws its tender offer, cancels the special meeting of Pacific Scientific shareholders and enters into a standstill agreement which would prevent us from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. Kollmorgen believes that these conditions are unacceptable and are not conducive to negotiating a mutually beneficial transaction in an expeditious manner.

    Kollmorgen believes that a negotiated transaction is in the best interests of both companies and their shareholders. We believe that the Proposed Combination offers compelling strategic and financial benefits to Kollmorgen and Pacific Scientific shareholders. Kollmorgen believes that among the many advantages contributing to the combined company's ability to achieve these benefits would be: the strategic and operational fit between Kollmorgen and Pacific Scientific, the ability for the combined company to become a full-service provider, the anticipated significant financial opportunities available to the combined company due to synergies and enhanced scale. The benefits of the Proposed Combination are subject to a variety of risks and uncertainties which are described in our proxy statement under "Risk Factors". After consultation with our advisors, we raised our offer for Pacific Scientific. As a result of that decision, Kollmorgen is increasing the number of shares for which it is seeking your approval to issue in the Proposed Combination (the "Share Issuance Proposal").

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED COMBINATION IS FAIR TO KOLLMORGEN AND FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION.

    THE KOLLMORGEN BOARD IS NOW SEEKING YOUR PROXY TO VOTE FOR THE SHARE ISSUANCE PROPOSAL. WE HAVE PROVIDED YOU WITH A WHITE FORM OF PROXY FOR USE IN CONNECTION WITH THE SPECIAL MEETING OF KOLLMORGEN SHAREHOLDERS TO BE HELD ON FEBRUARY 10, 1998 (THE "SPECIAL MEETING"). WE ASK THAT YOU COMPLETE IT, SIGN IT AND RETURN IT TO US IN THE ENVELOPE PROVIDED.

    We have enclosed supplemental proxy materials, along with a WHITE form of proxy, which describes the Proposed Combination in detail. In addition, we have previously supplied you with a proxy statement. WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY.

    Because of the significance of the Proposed Combination to our company, your participation in the Special Meeting, in person or by proxy, is especially important. We hope you will be able to attend the

Special Meeting. However, even if you anticipate attending in person, we urge you to complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of Kollmorgen Common Stock will be represented at the Special Meeting. If you do attend, you will, of course, be able to vote your shares in person.

    Thank you and we look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Gideon Argov

                                          Gideon Argov

                                          CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER
                                          Kollmorgen Corporation

IF YOUR SHARES ARE HELD BY YOUR BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE YOUR FORM OF PROXY. CALL YOUR BANK OR BROKER WITH YOUR INSTRUCTIONS TO EXECUTE THE FORM OF PROXY.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT GEORGESON & COMPANY INC., WHICH IS ASSISTING US, TOLL FREE AT 1-800-223-2064.

         TIME IS SHORT. PLEASE SEND IN YOUR WHITE FORM OF PROXY TODAY.

                                  SUPPLEMENTAL
                     PROXY MATERIALS DATED JANUARY 30, 1998

    THIS SUPPLEMENT (THIS "SUPPLEMENT") TO THE PROXY STATEMENT DATED DECEMBER 29, 1997 (THE "PROXY STATEMENT") OF KOLLMORGEN CORPORATION, A NEW YORK CORPORATION ("KOLLMORGEN"), SUPPLEMENTS CERTAIN INFORMATION CONTAINED IN THE PROXY STATEMENT WITH REGARD TO THE ISSUANCE OF SHARES OF COMMON STOCK, PAR VALUE $2.50 PER SHARE, OF KOLLMORGEN ("KOLLMORGEN COMMON STOCK") (THE "SHARE ISSUANCE PROPOSAL") TO BE ISSUED IN CONNECTION WITH A PROPOSED BUSINESS COMBINATION (THE "PROPOSED COMBINATION") BETWEEN KOLLMORGEN AND PACIFIC SCIENTIFIC COMPANY, A CALIFORNIA CORPORATION ("PACIFIC SCIENTIFIC"). THE SHARE ISSUANCE PROPOSAL WILL BE VOTED UPON AT THE SPECIAL MEETING OF SHAREHOLDERS OF KOLLMORGEN WHICH WILL NOW BE HELD ON FEBRUARY 10, 1998 AT 10:00 A.M. AT BANKBOSTON, N.A., 100 FEDERAL STREET, BOSTON, MASSACHUSETTS (THE "SPECIAL MEETING").

    EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THIS SUPPLEMENT AND THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE PROXY STATEMENT REMAIN APPLICABLE IN ALL RESPECTS TO THE PROXY SOLICITATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. UNLESS THE CONTEXT REQUIRES OTHERWISE, TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PROXY STATEMENT.

SIGNIFICANT EVENTS

    Kollmorgen has raised its offer for Pacific Scientific to $23.75 per share from $20.50 per share. Kollmorgen is now offering to acquire a majority of Pacific Scientific's outstanding common stock for $23.75 per share in cash and to exchange the remaining outstanding shares for Kollmorgen common stock with a value of $23.75 per share, subject to a collar.

    On January 21, 1998, Kollmorgen reached agreement with a third party on a confidential settlement and paid-up licensing agreement covering certain Kollmorgen control patents. The settlement amount, $27.2 million, is expected to be received by Kollmorgen in the first quarter of 1998. On January 21, 1998, Morgan & Finnegan, L.L.P., patent counsel to Kollmorgen, mailed a letter to Mr. Lester Hill, Chairman, President and Chief Executive Officer of Pacific Scientific, regarding certain of Pacific Scientific's motion-control products that Kollmorgen believes infringe upon one or more of Kollmorgen's patents, which Kollmorgen believes represents a substantial percentage of Pacific Scientific's motion-control revenues.

    It has been six weeks since Kollmorgen first publicly announced its proposal to acquire Pacific Scientific. Pacific Scientific has indicated that it intends to explore alternatives to maximize shareholder value, including a possible sale of the company, yet Pacific Scientific has refused to enter into merger negotiations with Kollmorgen, the only party with a firm proposal on the table, unless Kollmorgen first withdraws its tender offer, cancels the special meeting of Pacific Scientific shareholders and enters into a standstill agreement which would prevent Kollmorgen from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. Kollmorgen believes that these conditions are unacceptable and are not conducive to negotiating a mutually beneficial transaction in an expeditious manner.

    Kollmorgen believes that a negotiated transaction is in the best interests of both companies and their shareholders. After consultation with its advisors, Kollmorgen has raised its offer for Pacific Scientific. As a result of that decision, Kollmorgen is increasing the number of shares for which it is seeking your approval to issue in the Proposed Combination.

    Kollmorgen has announced that it does not intend to extend its offer beyond the scheduled February 13, 1998 expiration date and will instead withdraw its proposal to acquire Pacific Scientific, unless Kollmorgen and Pacific Scientific have previously entered into a merger agreement or Kollmorgen's nominees have been elected to the Pacific Scientific Board of Directors (the "Pacific Scientific Board") at the special meeting of Pacific Scientific shareholders to be held on February 13, 1998.

    THE BOARD OF DIRECTORS OF KOLLMORGEN (THE "BOARD") HAS DETERMINED THAT THE PROPOSED COMBINATION IS FAIR TO KOLLMORGEN AND FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF KOLLMORGEN, HAS UNANIMOUSLY APPROVED THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT KOLLMORGEN SHAREHOLDERS VOTE "FOR" THE SHARE ISSUANCE PROPOSAL.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of shares of Kollmorgen Common Stock are being asked to approve the Share Issuance Proposal. Pursuant to the applicable rules of the New York Stock Exchange, Inc. (the "NYSE"), on which Kollmorgen Common Stock is listed, shareholder approval is required for certain issuances of securities. The Board is seeking your approval of the Share Issuance Proposal.

    In furtherance of the Proposed Combination, Torque Corporation, a wholly owned subsidiary of Kollmorgen ("Purchaser"), has commenced a tender offer (the "Offer"), for 6,347,241 shares of common stock, par value $1.00 per share, of Pacific Scientific (the "Pacific Scientific Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Pacific Scientific Common Stock, the "Pacific Scientific Common Shares"), or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, would constitute a majority of the outstanding Pacific Scientific Common Shares on a fully diluted basis. On the date hereof, Kollmorgen has increased the price to be paid in the Offer from $20.50 to $23.75 per Pacific Scientific Common Share, net to the seller in cash. Consummation of the Offer would be followed by a merger or similar business combination between Pacific Scientific and Kollmorgen, Purchaser or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"), in which each share of Pacific Scientific Common Stock then outstanding (other than shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Parent) would be converted into the right to receive $23.75 of Kollmorgen Common Stock, subject to a collar. The purchase price of $23.75 per share represents approximately a 54% premium over Pacific Scientific's closing share price of $15.44 on the NYSE on Friday, December 12, 1997, the last full trading day prior to Kollmorgen's public announcement of the Proposed Combination.

    The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by an exchange ratio (the "Exchange Ratio") calculated by dividing $23.75 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales prices of Kollmorgen Common Stock (weighted by sales volume) (the "Average Kollmorgen Share Price"). In the event that the Average Kollmorgen Share Price during such period is less than $15.19 or greater than $18.56, the Exchange Ratio would be fixed at 1.564 shares of Kollmorgen Common Stock or 1.280 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share.

    According to Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, there are approximately 12,694,880 shares of Pacific Scientific Common Stock outstanding, assuming the exercise of the weighted average number of dilutive options outstanding during that quarter, of which just less than half (or approximately 6,347,439 shares) will be converted into shares of Kollmorgen Common Stock in the Proposed Merger. Hence, the total number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger will be determined by multiplying the Exchange Ratio by the 6,347,439 shares of Pacific Scientific Common Stock to be converted.

    Based on the foregoing, the anticipated beneficial ownership of current Kollmorgen shareholders in the combined company will be 55.2% to 50.2%, while Pacific Scientific shareholders are expected to beneficially own 44.8% to 49.8% of the combined company. In any event, the Share Issuance Proposal approves the issuance of a sufficient number of shares of Kollmorgen Common Stock to complete the Proposed Merger.

    The following table illustrates the calculation of the number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger at various assumed values for the Average Kollmorgen Share Price.

FOR ILLUSTRATIVE PURPOSES ONLY:

HYPOTHETICAL
   AVERAGE                   AGGREGATE    AGGREGATE VALUE
 KOLLMORGEN     EXCHANGE     NUMBER OF     OF KOLLMORGEN
 SHARE PRICE      RATIO     SHARES(1)(2)  STOCK ISSUED(3)
-------------  -----------  -----------  -----------------
  $   20.25         1.280x   8,124,721   $  164,523,600.25
      19.41         1.280    8,124,721      157,700,834.61
      18.56         1.280    8,124,721      150,794,821.76
      17.72         1.340    8,505,568      150,718,664.96
      16.88(4)      1.407    8,930,846      150,752,680.48
      16.03         1.482    9,406,904      150,792,671.12
      15.19         1.564    9,927,394      150,797,114.86
      14.34         1.564    9,927,394      142,358,829.96
      13.50         1.564    9,927,394      134,019,819.00

------------------------

(1) The table assumes that approximately 12,694,880 Pacific Scientific Common Shares were outstanding on a fully diluted basis as of September 26, 1997, as reported in Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997. Hence, the number of Pacific Scientific Common Shares to be converted in the Proposed Merger is assumed for purposes of the table to be just less than half or 6,347,439. Because the foregoing is based on publicly available information, the actual number of Pacific Scientific Common Shares outstanding, and accordingly the actual number of shares of Kollmorgen Common Stock to be issued, may differ.

(2) Calculated by multiplying the number of Pacific Scientific Common Shares to be acquired (6,347,439) by the Exchange Ratio.

(3) Calculated by multiplying the Hypothetical Average Kollmorgen Share Price by the Aggregate Number of Shares to be issued.

(4) Represents the closing price of shares of Kollmorgen Common Stock on the NYSE on December 12, 1997, the last full trading day prior to Kollmorgen's announcement of the Offer and the Proposed Merger.

BACKGROUND OF THE OFFER SINCE DECEMBER 29, 1997; CONTACTS WITH PACIFIC
  SCIENTIFIC.

    On January 5, 1998, Pacific Scientific filed an answer to the complaint filed by Kollmorgen on December 15, 1997.

    On January 8, 1998, pursuant to the Consent Solicitation, the shareholders of Pacific Scientific called a special meeting of shareholders of Pacific Scientific (the "Pacific Scientific Special Meeting") through the delivery by Kollmorgen, to the Secretary of Pacific Scientific, of consents from holders of Pacific Scientific Common Stock significantly in excess of the 10% required to call the Pacific Scientific Special Meeting, accompanied by a request that Pacific Scientific give notice of the Pacific Scientific Special Meeting to be held on February 13, 1998 in order to vote on the following proposals:

        (i) a proposal to repeal any and all provisions of Pacific Scientific's bylaws that have not been duly filed by Pacific Scientific with the Commission prior to August 11, 1997, including any and all amendments to Pacific Scientific's bylaws adopted on or after December 15, 1997 (the "Bylaw Repeal Proposal");

        (ii) a proposal to remove from office the entire Pacific Scientific Board (the "Removal Proposal"); and

        (iii) a proposal to fill the newly created vacancies on the Pacific Scientific Board with the six persons nominated by Kollmorgen (the "Election Proposal").

    On January 12, 1998, Pacific Scientific set January 20, 1998 as the Record Date for determining the shareholders of Pacific Scientific entitled to notice of and to vote at the Pacific Scientific Special Meeting.

    On January 15, 1998, Kollmorgen mailed to Pacific Scientific's shareholders and filed with the Commission a proxy statement and form of proxy (the "Pacific Scientific Proxy Statement"), to vote at the Pacific Scientific Special Meeting, urging shareholders to vote in favor of the Bylaw Repeal Proposal, the Removal Proposal and the Election Proposal.

    Additionally, on January 15, 1998, Kollmorgen extended the Expiration Date of the Offer to 5:00 p.m., New York City time, on Thursday, January 29, 1998.

    On January 16, 1998, Pacific Scientific filed with the Commission a proxy statement in opposition to the Kollmorgen Proxy Statement urging shareholders of Pacific Scientific not to sign, or return any proxy cards sent to them by Kollmorgen.

    On January 21, 1998, Kollmorgen reached agreement with a third party on a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount, $27.2 million, is expected to be received by Kollmorgen in the first quarter of 1998. On January 21, 1998, Morgan & Finnegan, L.L.P., patent counsel to Kollmorgen, mailed a letter to Mr. Hill, regarding certain of Pacific Scientific's motion-control products that Kollmorgen believes infringe upon one or more of Kollmorgen's patents. On that same day, Kollmorgen announced that it had formally notified Pacific Scientific that certain of Pacific Scientific's motion-control products, which Kollmorgen believes represents a substantial percentage of the Pacific Scientific's motion-control revenues, infringed on Kollmorgen patents.

    Since December 15, 1997, various telephone calls have been initiated by Kollmorgen's legal and financial advisors ("Kollmorgen's Advisors") to Pacific Scientific's legal and financial advisors ("Pacific Scientific's Advisors") requesting access to information regarding Pacific Scientific which Kollmorgen believes is being made available by Pacific Scientific to other potential acquirers of Pacific Scientific and requesting Pacific Scientific to enter into merger discussions with Kollmorgen. Pacific Scientific refused to allow Kollmorgen to conduct any due diligence or enter into merger discussions with Pacific Scientific without Kollmorgen first agreeing to certain conditions described below. The Pacific Scientific Board has also declined Kollmorgen's offer to meet with them and share information about our company and our offer so that they can more fully inform themselves concerning the merits of our proposal.

    On January 23, Mr. Argov, telephoned Mr. Hill to suggest that the two companies enter into merger negotiations. Following that conversation, Pacific Scientific's Advisors informed Kollmorgen's Advisors that Pacific Scientific would only enter into merger discussions if Kollmorgen agreed specifically to terminate the Offer, cancel the Pacific Scientific Special Meeting and agree to a confidentiality agreement with a "standstill" provision (the "Confidentiality Agreement") which would prevent Kollmorgen from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. However, despite Mr. Argov's and Kollmorgen's Advisors requests, Pacific Scientific's Advisors have yet to deliver the Confidentiality Agreement to Kollmorgen.

    On January 26, 1998, Kollmorgen reported preliminary operating results for the fourth quarter of 1997 and the year ended December 31, 1997 and reaffirmed its intention to acquire Pacific Scientific. Also, on January 26, 1998, Kollmorgen postponed the Kollmorgen Special Meeting for February 10, 1998.

    On January 30, 1998, Kollmorgen filed a supplement to the Pacific Scientific Proxy Statement. Also on January 30, 1998, Kollmorgen filed a supplement to the Offer to Purchase.

FINANCING

    The Board continues to believe that the Proposed Combination is conservatively financed. Pursuant to a binding commitment letter, as amended, with Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc (the "Commitment Letter"), Salomon Brothers Holding Company Inc has committed to provide, subject to certain conditions, a secured bank facility in the amount of $320 million to fully finance the transaction. While the Board recognizes that the combined company would have a significant level of indebtedness, the Board believes that the financing of the transaction continues to be conservative and would permit the combined company sufficient liquidity and financial flexibility to meet operational demands.

REASONS FOR THE PROPOSED COMBINATION; BOARD RECOMMENDATION

    The Board continues to believe that the Proposed Combination and the Share Issuance Proposal are in the best interests of Kollmorgen and its shareholders for the same material factors enumerated in the Proxy Statement under "Reasons for the Proposed Combination; Board Recommendation". In addition, the Board considered the following:

    - The new written opinion of Kollmorgen's financial advisor, Salomon Brothers Inc doing business as Salomon Smith Barney ("Salomon Smith Barney"), to the effect that, based upon and subject to certain assumptions, factors and limitations set forth in such written opinion, as of such date, the new consideration to be paid in the Proposed Combination is fair, from a financial point of view, to the holders of Kollmorgen Common Stock.

    - The amended commitment letter with Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc, which provides, subject to certain conditions, a secured bank facility to fully finance the transaction.

    THE BOARD HAS UNANIMOUSLY APPROVED THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF KOLLMORGEN COMMON STOCK VOTE TO APPROVE THE SHARE ISSUANCE PROPOSAL AT THE SPECIAL MEETING.

OPINION OF FINANCIAL ADVISOR

    On December 26, 1997, Salomon Smith Barney delivered its written opinion to the Board to the effect that, based upon and subject to certain assumptions, factors and limitations set forth in such written opinion, as of such date, the consideration then proposed to be paid by Kollmorgen in connection with the Proposed Combination was fair, from a financial point of view, to the holders of Kollmorgen Common Stock. On January 29, 1998, Salomon Smith Barney presented certain analyses and delivered a written opinion to the Board, to the same effect and based upon and subject to the same assumptions, factors and limitations as its December 26, 1997 opinion, with respect to the consideration proposed to be paid by Kollmorgen in connection with the Proposed Combination, which consideration is described in this Supplement. See "Opinion of Financial Advisor" in the Proxy Statement for a description of the Salomon Smith Barney opinions and a summary of certain material analyses performed in connection therewith. Salomon Smith Barney's January 29, 1998 opinion is attached hereto as Annex I.

    Set forth below is a brief summary of certain of the material financial analyses that Salomon Smith Barney provided to the Board at the January 29, 1998 meeting of the Board. It does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The following quantitative information to the extent it is based on market data is based on market data as it existed on January 26, 1998 and is not necessarily indicative of current market conditions.

SUMMARY OF ANALYSES

    PUBLIC COMPARABLES TRADING ANALYSIS. In connection with its December 26, 1997 opinion, Salomon Smith Barney compared selected financial data of Pacific Scientific with selected financial data from four publicly traded companies in similar industries that were considered by Salomon Smith Barney to be comparable in some respect to Pacific Scientific. Based on that analysis, Salomon Smith Barney determined an implied per share public trading valuation range of $15.00 to $20.00 per share of Pacific Scientific Common Stock without taking into account the effect of synergies projected by Kollmorgen management to be realized as a result of the merger between 1998 and 2002. In connection with its January 29, 1998 opinion, Salomon Smith Barney noted that assuming such synergies are realized, the upper limit of the implied per share public trading valuation range would be $23.00.

    PRECEDENT TRANSACTIONS ANALYSIS. In connection with its December 26, 1997 opinion, Salomon Smith Barney reviewed six transactions that were considered comparable to the merger and based on such review determined an implied per share precedent transaction valuation range of $18.00 to $23.00 per share of Pacific Scientific Common Stock. Such determination did not take into account the effect of synergies projected by Kollmorgen management to be realized as a result of the merger between 1998 and 2002. In connection with its January 29, 1998 opinion, Salomon Smith Barney noted that assuming such synergies are realized, the upper limit of the implied per share precedent transaction valuation range would be $26.00. Salomon Smith Barney noted that the acquisition price of $23.75 per share was within such revised implied per share precedent transaction valuation range.

    DISCOUNTED CASH FLOW ANALYSIS. In connection with its December 26 opinion, Salomon Smith Barney performed discounted cash flow analysis of the estimated free cash flows of Pacific Scientific as a stand-alone entity. This analysis resulted in a range of equity value per share of Pacific Scientific Common Stock as of December 31, 1997 of $20.00 to $25.00. Such analysis did not take into account the effect of synergies projected by Kollmorgen management to be realized as a result of the merger between 1998 and 2002. In connection with its January 29, 1998 opinion, Salomon Smith Barney noted that assuming such synergies are realized, the upper limit of such range would be $28.00. Salomon Smith Barney noted that the acquisition price of $23.75 per share was within such revised range.

    EARNINGS ACCRETION/DILUTION ANALYSES. Salomon Smith Barney presented an earnings accretion/dilution analyses based on an acquisition price of $23.75 per share of Pacific Scientific Common Stock. As part of its analyses, Salomon Smith Barney took into account certain synergies projected by Kollmorgen management. Salomon Smith Barney assumed that such synergies would be 75% to 100% realized and calculated accretion/dilution for each increment of 5 percentage points between 75% and 100%. Based on such analyses, Salomon Smith Barney calculated a range of 34% to 27% earnings dilution in 1998, 4% earnings dilution to 8% earnings accretion in 1999, and 21% to 39% earnings accretion in 2000 for Kollmorgen shareholders as a result of the Proposed Combination.

TAX MATTERS

    On January 23, 1998, the Internal Revenue Service issued Treasury Regulations effective for transactions occurring after January 28, 1998 which relaxed the continuity of shareholder interest requirement under U.S. income tax rules for tax-free reorganization treatment. Treatment of the Offer and Proposed Merger as a reorganization, however, still requires, among other things, that less than 60% of the consideration received by shareholders of Pacific Scientific in exchange for Pacific Scientific Common Shares consists of cash (including cash received in lieu of fractional shares of Kollmorgen Common Stock and cash received in respect of dissenters' rights, if any, in the Proposed Merger) and that the Proposed Merger, if consummated, qualifies as a merger under applicable state corporation laws. Thus, while neither Kollmorgen nor Purchaser is obligated to qualify the transaction as a reorganization and such qualification depends on future events, the changes made by the newly-issued Treasury Regulations significantly increase the likelihood that the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock in the Proposed Merger ultimately will qualify for nonrecognition treatment as part of a reorganization. Shareholders of Pacific Scientific are urged to consult their own tax advisors about the newly-issued Treasury Regulations.

FORWARD LOOKING STATEMENTS

    This Supplement contains forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement. Among other matters, the forward-looking statements include, without limitation, the information about the business, strategy, plans and objectives, operations, planned capital expenditures, management, forecasted operating results and operating statistics and potential financial condition, revenue enhancements, cost savings and accretion to earnings and pro forma financial information, with respect to the combined company, and the information concerning the Proposed Combination.

    All discussions of the operations of the combined companies include forward-looking statements. Forward-looking statements also include, without limitation, those preceded or followed by or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions. All forward-looking statements included in this Supplement, are based on the information available to Kollmorgen on the date of this Supplement and in the case of the information incorporated by reference on the basis of information available to Kollmorgen on the date of the documents in which such forward-looking statements are contained. Kollmorgen undertakes no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    The forward-looking statements are subject to a number of factors that could cause actual results to differ materially from Kollmorgen's current expectation, all of which are difficult to predict accurately and many of which are beyond the control of Kollmorgen. Certain factors, in addition to other factors not listed herein or discussed in the information incorporated by reference herein, could cause the actual results to differ materially from those expressed or implied in the forward-looking statements made herein. Such factors include: materially adverse changes in U.S. and international economic conditions, in Kollmorgen's industry and in the markets served by Kollmorgen and Pacific Scientific; lower than expected revenues from the sale of its existing products and services because of changes in product demand and market acceptance; the effect of competitive products, development of new technologies and pricing from large, multinational motion technology competitors (both current and emerging), many of which have greater financial, technical, marketing and other resources; unanticipated product development costs; moderating growth rates in commercial lines of business; lack of market acceptance of new products because of lower than expected levels of customer demand, technological difficulties in these newly introduced products or the timeliness of these product introductions; unanticipated reduction in existing utility customers' requirements for engineering services; increased working capital needs; unexpected capital expenditures requirements; difficulty in obtaining favorable financing arrangements either due to an unfavorable institutional lending environment or the inability to obtain financing because of leverage; the inability to achieve expected synergies; fluctuations in foreign currency exchange rates; and a significant delay in the expected completion of the Proposed Merger. All subsequent written or oral forward-looking statements attributable to Kollmorgen or to person acting on its behalf are qualified in their entirety by the preceding cautionary statements.

RECENT DEVELOPMENTS

    On January 26, 1998, Kollmorgen issued a press release reporting its financial results for the three and twelve months ended December 31, 1997.

    For the year ended December 31, 1997, which was highlighted by a number of important financial events and special items (detailed below), Kollmorgen reported that net income rose by 122% to $19.7 million, or $1.90 a share (diluted), on sales of $222.2 million. These results compare to net income of $8.9 million, or $0.86 a share (diluted), on sales of $230.4 million in 1997. Excluding special items, net income for 1997 rose by 18% to $10.5 million, or $1.02 per share (diluted).

    For the fourth quarter, excluding special items, net income rose 17% to $3.8 million, or $0.36 per share (diluted), on sales of $59.2 million, versus net income of $3.2 million, or $0.32 per share (diluted), on sales of $60.8 million in the comparable 1996 period. Excluding revenues from the Macbeth division, which became part of a joint venture at the end of 1996, Kollmorgen's sales from ongoing businesses increased by 15% for the fourth quarter and 13% for the year.

    After accounting for a charge of $4.2 million for costs associated with the Offer, earnings in the fourth quarter were $0.2 million or $0.02 per share (diluted).

    These comparative results were affected by several special items:

    - Results for 1997 include a net gain after fees and taxes of $24.4 million from the sale of Kollmorgen's share in its GretagMacbeth joint venture ("GretagMacbeth"). GretagMacbeth was brought public on the Swiss Stock Exchange in June.

    - Results for 1997 reflect approximately $4.2 million in costs associated with Kollmorgen's offer to purchase shares of Pacific Scientific, announced in December. These costs are included as expenses in the fourth quarter.

    - Results for 1997 include a charge of $11.4 million for acquired research and development, principally associated with Kollmorgen's acquisitions of Servotronix Ltd. and Fritz A. Seidel Elektro-Automatik GmbH in the second quarter.

    - Results for 1997 reflect the effect of income taxes, whereas 1996 results reflect a zero tax rate due to tax loss carry-forwards from earlier years.

    Kollmorgen plans to file with the Commission its audited financial statements for the year ended December 31, 1997 on Form 10-K on or before March 31, 1998.

    On January 22, 1998, Kollmorgen issued a press release announcing that it will receive $27.2 million under a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount is expected to be received by Kollmorgen in the first quarter of 1998.

COMPARATIVE PER SHARE DATA

    Set forth below are income applicable to common shares and book value applicable to common shares of Kollmorgen and Pacific Scientific on both an historical and a pro forma combined basis. The pro forma data presented below is not necessarily indicative of actual results that would have occurred or of future expected results. Kollmorgen management expects to achieve operating cost savings and synergies as a result of the Proposed Combination. However, no adjustment has been included in the unaudited pro forma data for expected operating cost savings and synergies.

    Pro forma combined income applicable to common shares is derived from the unaudited pro forma combined information, which gives effect to the Proposed Combination as if the Proposed Combination had occurred at January 1, 1996, combining the results of Kollmorgen and Pacific Scientific for the periods presented. Book values applicable to common shares for Pacific Scientific and for the pro forma combined presentation are based upon outstanding common shares at the end of the periods presented, adjusted in the case of the pro forma combined presentation to include the shares of Kollmorgen Common Stock to be issued in the Proposed Merger. Pro forma book value data is presented as though the Proposed Combination had occurred at September 30, 1997. The information set forth below should be read in conjunction with the respective audited and unaudited historical consolidated financial statements of Kollmorgen and Pacific Scientific incorporated by reference herein and the "Unaudited Pro Forma Financial Data" appearing elsewhere herein. Because the number of Pacific Scientific Common Shares to be converted in the Proposed Merger will not be known until five days prior to the completion of the Proposed Merger, actual Pacific Scientific equivalent per share data cannot be computed at this time. Hypothetical Pacific Scientific equivalent per share data is presented below using the closing sale price of a share of Kollmorgen Common Stock on January 26, 1998 and a resulting hypothetical exchange ratio of 1.28.

                                                         NINE MONTHS
                                                            ENDED                                   PACIFIC SCIENTIFIC
                                                      SEPTEMBER 30, 1997           KOLLMORGEN/         EQUIVALENTS
                                              ----------------------------------     PACIFIC     ------------------------
                                                                    PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                                KOLLMORGEN        SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                               COMMON STOCK      COMMON STOCK       COMBINED       .64(B)       1.28(C)
                                              ---------------  -----------------  -------------  -----------  -----------
Earnings per share..........................     $    1.87(a)      $    0.73        $   (0.15)    $   (0.10)   $   (0.19)
Dividends per share, net....................     $    0.06         $    0.09        $    0.10     $    0.06    $    0.13
Book value per share at end of period.......     $    4.19         $    8.31        $   10.77     $    6.89    $   13.79

                                                          YEAR ENDED                                PACIFIC SCIENTIFIC
                                                      DECEMBER 31, 1996            KOLLMORGEN/         EQUIVALENTS
                                              ----------------------------------     PACIFIC     ------------------------
                                                                    PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                                KOLLMORGEN        SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                               COMMON STOCK      COMMON STOCK       COMBINED       .64(B)       1.28(C)
                                              ---------------  -----------------  -------------  -----------  -----------
Earnings per share..........................     $    0.86         $    0.01        $   (0.94)    $   (0.60)   $   (1.19)
Dividends per share, net....................     $    0.08         $    0.12        $    0.13     $    0.08    $    0.17
Book value per share at end of period.......     $    2.23         $    8.76

------------------------

(a) The earnings per share includes a non-recurring charge for acquired in-process research and development and non-recurring income related to the disposition of Kollmorgen's equity interest in a joint venture. Those amounts have been eliminated from the pro forma presentation.

(b) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by .64, or half of the hypothetical exchange ratio of 1.28, to reflect the assumption that half of the outstanding Pacific Scientific Common Shares will be exchanged for stock in the Proposed Combination.

(c) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by the hypothetical exchange ratio of 1.28, to illustrate the case in which a Pacific Scientific Shareholder does not tender shares pursuant to the Offer and, accordingly, receives all stock in the Proposed Combination.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

    Set forth below are the unaudited pro forma historical financial information of Kollmorgen and the unaudited pro forma condensed combined statement of financial condition combining the historical consolidated balance sheet of Kollmorgen and Pacific Scientific, giving effect to the Proposed Combination at the new Offer price of $23.75 in cash per Pacific Scientific Common Share. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results and financial position that might have been achieved had the Proposed Combination occurred as of the beginning of the earliest period presented nor are they necessarily indicative of operating results and financial position which may occur in the future.

                                   KOLLMORGEN

       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      SEIDEL           SERVOTRONIX                  KOLLMORGEN
                                                 JANUARY 1, 1997-   JANUARY 1, 1997-                 PRO FORMA
                                    KOLLMORGEN     JUNE 9, 1997       APRIL 1, 1997     PRO FORMA    ADJUSTED
                                    HISTORICAL     HISTORICAL(A)      HISTORICAL(A)    ADJUSTMENTS  HISTORICAL
                                    -----------  -----------------  -----------------  -----------  -----------
Revenues..........................   $ 163,054       $   9,591          $     543                    $ 173,188
Cost of Revenues..................     113,590           6,622                329                      120,541
                                    -----------         ------              -----                   -----------
Gross Margin......................      49,464           2,969                214                       52,647
Operating Expenses:
  Sales, Marketing, General and
    Administrative................      32,131           1,734                 95                       33,960
  Research and Development........       7,249             334                125                        7,708
  Acquired Research and
    Development...................      11,391          --                 --           $ (11,391)(b)     --
  Amortization of Goodwill........         284          --                 --                 242(c)        526
                                    -----------         ------              -----      -----------  -----------
Operating Income (Loss)...........      (1,591)            901                 (6)         11,149       10,453
Other Income (Expense), Net.......      (2,646)            (32)                 6             816(d)     (1,856)
                                    -----------         ------              -----      -----------  -----------
Income (Loss) Before Taxes........      (4,237)            869             --              11,965        8,597
Provision for Income Taxes........      (1,978)         --                 --                (335)(e)     (3,095)
                                                                                             (782)(e)
                                    -----------         ------              -----      -----------  -----------
Net Income (Loss) from Continuing
  Operations before Investment in
  Joint Venture...................      (6,215)            869             --              10,848        5,502
Joint Venture:
  Equity in Earnings..............       1,430          --                 --              (1,430)(d)     --
Gain on Sale of Investment, Net of
  Taxes...........................      24,321          --                 --             (24,321)(d)     --
                                    -----------         ------              -----      -----------  -----------
Net Income........................   $  19,536       $     869          $               $ (14,903)   $   5,502
                                    -----------         ------              -----      -----------  -----------
                                    -----------         ------              -----      -----------  -----------
Net Income per Share--
  Fully Diluted...................   $    1.87          --                 --                        $    0.53
Weighted Average Number of Common
  Shares Outstanding..............      10,444          --                 --                           10,444

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN

       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       KOLLMORGEN'S                                 KOLLMORGEN
                                                                          MACBETH        FRENCH                      PRO FORMA
                            KOLLMORGEN      SEIDEL       SERVOTRONIX     DIVISION      INSTRUMENT      PRO FORMA     ADJUSTED
                            HISTORICAL   HISTORICAL(A)  HISTORICAL(A)  HISTORICAL(F)    GROUP(G)      ADJUSTMENTS   HISTORICAL
                            -----------  -------------  -------------  -------------  -------------  -------------  -----------
Revenues..................   $ 230,424     $  19,179      $   2,566      $ (32,104)     $    (932)                   $ 219,133
Cost of Revenues..........     152,928        13,346          1,307        (15,819)          (848)                     150,914
                            -----------  -------------       ------    -------------       ------                   -----------
Gross Margin..............      77,496         5,833          1,259        (16,285)           (84)                      68,219
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative........      51,918         4,107            365        (10,027)          (822)                      45,541
  Research and
    Development...........      12,143           822            813         (2,744)          (364)                      10,670
  Amortization of
    Goodwill..............      --            --             --             --             --                701(c)        701
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Operating Income (Loss)...      13,435           904             81         (3,514)         1,102           (701)       11,307
Other Income (Expense),
  Net.....................      (4,531)         (133)           (81)           120         --              1,593(d)     (3,032)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Income (Loss) Before
  Taxes...................       8,904           771         --             (3,394)         1,102            892         8,275
Provision for Income
  Taxes...................      --            --             --             --             --               (478)(e)     (2,317)
                                                                                                          (1,839)(e)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Net Income (Loss).........       8,904           771         --             (3,394)         1,102         (1,425)        5,958
Preferred Dividends.......        (285)       --             --             --             --                             (285)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Income Available to Common
  Shareholders............   $   8,619     $     771      $  --          $  (3,394)     $   1,102      $  (1,425)    $   5,673
                            -----------  -------------       ------    -------------       ------    -------------  -----------
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Net Income per Share--
  Fully Diluted...........   $    0.86        --             --             --             --             --         $    0.56
Weighted Average Number of
  Common Shares
  Outstanding.............      10,042        --             --             --             --             --            10,042

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN

              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    On April 2, 1997, Kollmorgen acquired Servotronix, a developer and manufacturer of motion control technology that is headquartered in Israel. On June 10, 1997, Kollmorgen acquired Seidel, a developer and manufacturer of motion control technology that is headquartered in Germany. Both acquisitions were accounted for as purchases and together, resulted in an in-process research and development charge of $11,391 in 1997.

    The pro forma adjusted historical consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the acquisitions by Kollmorgen of Seidel and Servotronix, and the disposal of Kollmorgen's Macbeth division had occurred at January 1, 1996.

    The pro forma adjusted historical consolidated statements of operations are intended for information purposes and are not necessarily indicative of actual results had the transactions occurred as of the dates indicated above, nor do they purport to indicate the future results of operations.

    These pro forma adjusted historical consolidated statements of operations should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Current Report on Form 8-K filed January 31, 1997 and Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997. The pro forma adjusted historical consolidated statements of operations do not give effect to any potential cost savings and synergies that could result from the Servotronix and Seidel acquisitions.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS

    (a) These columns represent the unaudited historical results of operations of Seidel and Servotronix for the period prior to Kollmorgen's acquisition. Upon acquisition, these operations became part of Kollmorgen's historical financial statements.

    (b) This adjustment eliminates the charge for acquired in-process research and development costs recognized principally upon the acquisition of Seidel and Servotronix. Since these amounts are not continuing expenditures of Kollmorgen, they are deducted from the historical consolidated statement of operations to arrive at the Kollmorgen pro forma adjusted historical financial statements.

    (c) These adjustments reflect the goodwill amortization for the periods, assuming both acquisitions occurred at January 1, 1996. This goodwill resulting from the acquisitions of Seidel and Servotronix of $10,509 which reflects the aggregate excess purchase price over the fair value of net assets acquired and in-process research and development. Goodwill attributable to these acquisitions is being amortized over 15 years. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all the excess of such acquisition costs being attributed to in-process acquired research and development and goodwill. It is Kollmorgen's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. All material intercorporate transactions were eliminated.

                                   KOLLMORGEN

              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

    (d) Effective December 31, 1996, Kollmorgen contributed its Macbeth business to a joint venture for a 48% interest. The investment was accounted for under the equity method. In the second quarter of 1997, Kollmorgen sold its interest in the joint venture for a gain of $24,321, which has been eliminated as a pro forma adjustment. The $1,430 adjustment represents the elimination of Kollmorgen's proportionate earnings of the joint venture from the beginning of the period through the time of the sale. Kollmorgen used a portion of the proceeds from the sale of its interest in the joint venture to repay the outstanding balance of the $25 million term loan. Accordingly, interest expense related to this debt of $816 and $1,593, has been excluded from these pro forma statements of operations for the nine months ended September 30, 1997 and the nine months ended December 31, 1996, respectively.

    (e) These adjustments represent (i) the estimated income tax effect of the pro forma adjustments at the blended statutory rates of 36% and 28% for 1997 and 1996, respectively, and (ii) an increase in income tax provision that would have resulted from the full utilization of net operating loss carryforwards had the gain on sale of investment in Macbeth occurred at January 1, 1996.

    (f) This column represents the historical results of operations of Macbeth for the period prior to December 31, 1996, the effective date of Kollmorgen's contribution of that business to a joint venture at which point those operations were accounted for on the equity method of Kollmorgen's historical financial statements.

    (g) In March 1996, Kollmorgen sold a portion of its instrumentation business located in France for its book value. This column represents the elimination of the results of this business for 1996.

                                   KOLLMORGEN

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                    PRO FORMA        PACIFIC
                                                     ADJUSTED      SCIENTIFIC       PRO FORMA
                                                    HISTORICAL     HISTORICAL(A)   ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ---------
Revenues..........................................   $173,188        $227,744                         $400,932
Cost of Revenues..................................    120,541         154,428                          274,969
                                                    ----------     -----------                        ---------
Gross Margin......................................     52,647          73,316                          125,963
Operating Expenses:
  Sales, Marketing, General and Administrative....     33,960          47,397                           81,357
  Research and Development........................      7,708           9,880                           17,588
  Amortization of Goodwill........................        526          --            $  10,816(b)       11,342
                                                    ----------     -----------     -----------        ---------
Operating Income..................................     10,453          16,039          (10,816)         15,676
Other Income (Expense), Net.......................     (1,856)         (1,630)         (10,198)(c)     (14,370)
                                                                                          (686)(c)
                                                    ----------     -----------     -----------        ---------
Income Before Taxes...............................      8,597          14,409          (21,700)          1,306
Benefit (Provision) for Income Taxes..............     (3,095)         (5,384)           4,354(d)       (4,125)
                                                    ----------     -----------     -----------        ---------
Net Income from Continuing Operations.............   $  5,502        $  9,025        $ (17,346)       $ (2,819)
                                                    ----------     -----------     -----------        ---------
                                                    ----------     -----------     -----------        ---------
Net Income per Share from Continuing Operations --
  Fully Diluted...................................   $   0.53        $   0.73                         $  (0.15)
Weighted Average Number of Common Shares
  Outstanding.....................................     10,444          12,443          (12,443)(e)      18,772
                                                                                         8,328(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                    PRO FORMA        PACIFIC
                                                     ADJUSTED      SCIENTIFIC       PRO FORMA
                                                    HISTORICAL     HISTORICAL(F)   ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ---------
Revenues..........................................   $219,133        $294,779                         $513,912
Cost of Revenues..................................    150,914         203,074                          353,988
                                                    ----------     -----------                        ---------
Gross Margin......................................     68,219          91,705                          159,924
Operating Expenses:
  Sales, Marketing, General and Administrative....     45,541          63,569                          109,110
  Research and Development........................     10,670          15,974                           26,644
  Cost of Solium Restructuring and Other..........     --               7,500                            7,500
  Amortization of Goodwill........................        701          --              14,422(b)        15,123
                                                    ----------     -----------     -----------        ---------
Operating Income..................................     11,307           4,662         (14,422)           1,547
Other Income (Expense), Net.......................     (3,032)         (4,362)        (13,597)(c)      (21,905)
                                                                                         (914)(c)
                                                    ----------     -----------     -----------        ---------
Income (Loss) Before Taxes........................      8,275             300         (28,933)         (20,358)
Benefit (Provision) for Income Taxes..............     (2,317)           (131)          5,804(d)         3,356
                                                    ----------     -----------     -----------        ---------
Net Income (Loss).................................      5,958             169         (23,129)         (17,002)
Preferred Dividends...............................       (285)         --              --                 (285)
                                                    ----------     -----------     -----------        ---------
Income Available to Common Shareholders...........   $  5,673        $    169         (23,129)         (17,287)
                                                    ----------     -----------     -----------        ---------
                                                    ----------     -----------     -----------        ---------
Net Income (Loss) per Share -- Fully Diluted......   $   0.56        $   0.01                         $  (0.94)
Weighted Average Number of Common Shares
  Outstanding.....................................     10,042          12,457         (12,457)(e)       18,370
                                                                                        8,328(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                     PACIFIC        PRO FORMA
                                                    KOLLMORGEN     SCIENTIFIC      ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ----------
ASSETS
Current Assets:
  Cash and Cash Equivalents.......................   $ 17,881        $  3,174                          $ 21,055
  Accounts Receivable, Net........................     41,367          51,078                            92,445
  Inventories.....................................     25,486          54,611                            80,097
  Deferred Income Taxes...........................     --               9,986                             9,986
  Other Current Assets............................      6,385           6,946                            13,331
                                                    ----------     -----------                        ----------
  Total Current Assets............................     91,119         125,795                           216,914
Property and Equipment, Net.......................     26,006          49,411                            75,417
Note Receivable...................................     --               8,700                             8,700
Investment in Joint Venture.......................     14,483          --                                14,483
Other Assets, Net.................................     10,536          36,894        $  6,400(c)         53,830
Goodwill, Net.....................................     --              --             216,329(g)        216,329
                                                    ----------     -----------     -----------        ----------
Total Assets......................................   $142,144        $220,800        $222,729          $585,673
                                                    ----------     -----------     -----------        ----------
                                                    ----------     -----------     -----------        ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities........   $ 49,759        $ 22,874                          $ 72,633
  Other Current Liabilities.......................     13,153          13,908                            27,061
  Reserve for Discontinued Solium Operation.......     --               4,593                             4,593
                                                    ----------     -----------                        ----------
  Total Current Liabilities.......................     62,912          41,375                           104,287
Long-Term Obligations.............................     37,249          76,560        $169,964(c)        283,773
Minority Interest.................................         72          --              --                    72
                                                    ----------     -----------     -----------        ----------
Total Liabilities.................................    100,233         117,935         169,964           388,132
Shareholders' Equity..............................     41,911         102,865         155,630(h)        197,541
                                                                                     (102,865)(h)
                                                    ----------     -----------     -----------        ----------
Total Liabilities and Shareholders' Equity........   $142,144        $220,800        $222,729          $585,673
                                                    ----------     -----------     -----------        ----------
                                                    ----------     -----------     -----------        ----------

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    The pro forma combined condensed consolidated financial statements are prepared assuming that Kollmorgen has merged with Pacific Scientific, a manufacturer of high-performance rotating electrical equipment, including motors, generators and alternators, in exchange for approximately 8,328,000 shares of common stock of Kollmorgen and cash and other costs of approximately $169,964 with a total estimated purchase price of approximately $325,594. The shares of Kollmorgen common stock are assumed to be issued at a value of $18.69 per share, which reflects the closing price of Kollmorgen common stock as of January 26, 1998. The shares assumed to be issued are adjusted for the impact of the collar. The ultimate number of shares issued to acquire Pacific Scientific will be in the range of approximately 8,328,000 to 10,175,000 shares, dependent upon the 20-day average closing price of Kollmorgen Common Stock five days prior to closing. Kollmorgen has ascribed no value to Pacific Scientific's preferred stock purchase rights which will be acquired in the Proposed Combination. A change in the number of shares issued upon final consummation of the proposed transaction from the amounts assumed above would effect the pro forma net income per share for the periods presented. The transaction will be accounted for as a purchase.

    The pro forma combined condensed consolidated balance sheet includes the financial statements of Kollmorgen and Pacific Scientific at September 30, 1997, as if the Proposed Combination had occurred on that date.

    The pro forma combined condensed consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the Proposed Combination had occurred at January 1, 1996.

    The pro forma combined condensed consolidated financial statements are intended for information purposes and are not necessarily indicative of actual results had the Proposed Combination occurred as of the dates indicated above, nor do they purport to indicate the future consolidated financial position or future results of operations of the combined entity. Pacific Scientific's historical financial data was derived from Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1996, and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997. For Kollmorgen's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Consolidated Statement of Operations" for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented elsewhere herein. These combined condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997, Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1997 and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    (a) Pacific Scientific's statement of operations as presented on Form 10-Q for the nine months ended September 26, 1997, reflects a Loss from Discontinued Operations of $13,563, Net Loss of $4,358, Loss per share on Discontinued Operations of $1.09 and Net Loss per share of $0.36. This pro forma statement reflects only results from continuing operations.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
    (b) These pro forma adjustments reflect the amortization of goodwill assumed to be generated in the Proposed Combination over the estimated useful life of fifteen years on a straight-line basis. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. A determination of the fair value of incomplete technology, if any, is subject to a detailed analysis of the tangible and intangible assets related to in-process research and development on new products of Pacific Scientific. The value assigned to in-process research and development could result in a material charge to operations at consummation of the transaction and a corresponding reduction in the amounts to be amortized. There were no intercorporate transactions that required elimination.

    (c) The pro forma combined condensed consolidated balance sheet reflects Kollmorgen's securing a credit facility consisting of a $195,000 term loan and a $125,000 revolving credit facility (the "Loan") as if the issuance occurred on September 30, 1997. The Loan is payable over seven years. The Loan accrues interest at a rate of LIBOR plus 2%. At the date of the Proposed Combination, this interest rate is estimated to be 8%. The pro forma combined condensed consolidated statements of operations include the interest expense associated with the Loan as if the issuance occurred at January 1, 1996 of $10,198 and $13,597 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Under applicable pro forma rules, interest income associated with the proceeds from the Loan, which may partially offset the interest expense, is not included in the pro forma statements of operations. Estimated debt issuance costs of $6,400 for credit facility commitment fees have been included in other long-term assets and are being amortized over the term of the Loan. Amortization of debt issuance costs on the Loan for the nine months ended September 30, 1997 and the year ended December 31, 1996 are estimated to be $686 and $914, respectively.

    (d) This adjustment represents the estimated income tax effect of the pro forma adjustments using a combined U.S. federal and state statutory rate of 40% for both 1996 and the first nine months in 1997.

    (e) The pro forma adjustments reflect the exchange of Pacific Scientific's weighted average number of common shares outstanding of 12,443,000 and 12,457,000, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and the issuance of shares of Kollmorgen Common Stock to be exchanged in the transaction of 8,328,000 assuming an exchange ratio of 1.28 shares of Kollmorgen Common Stock for one share of Pacific Scientific Common Stock for those shares outstanding as of September 26, 1997 not exchanged for cash.

    (f) The Pacific Scientific historical financial statements for 1996 included in these pro forma combined condensed consolidated financial statements include the results of operations of Pacific Scientific's Solium business, which was discontinued in 1997. Had the pro forma financial statements been adjusted to exclude the Solium business, net sales would have decreased by $2,416, and pre-tax income would have increased by $14,541.

    (g) The pro forma adjustment reflects the excess purchase price over the fair value of net assets assumed to be acquired of $216,329. Estimated transaction related costs of $9,000 for investment banker fees, accounting and legal fees, and other various deal costs have been included in the determination of goodwill. For purposes of these pro forma financial statements, the fair value of the assets acquired is

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) estimated to be equivalent to the historical financial statement balance as of the date of acquisition. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and a charge for incomplete technology is subject to final determination of their respective fair values.

    (h) The pro forma combined condensed consolidated balance sheet reflects an increase for the value of 8,328,000 common shares at $18.69 per share assumed to be issued by Kollmorgen in the Proposed Merger to Pacific Scientific Shareholders of $155,630, and an elimination of the net equity of Pacific Scientific of $102,865.

mnopqrstuvwx

                                                                         ANNEX I

                                                                   [LOGO]

                                                                January 29, 1998

Board of Directors
Kollmorgen Corporation
Reservoir Place
1601 Trapelo Road

Waltham, Massachusetts 02154

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the common stock of Kollmorgen Corporation (the "Company"), of the consideration proposed to be paid by the Company in connection with the proposed acquisition (the "Proposed Acquisition") by the Company of Pacific Scientific Company ("PSC") pursuant to the Offer (as defined below) and the Proposed Merger (as defined below).

    As more specifically set forth in the Consent Solicitation Statement/Preliminary Prospectus of the Company, dated December 15, 1997, and the January 29, 1998 draft supplement thereto (together, the "Preliminary Prospectus"), and the Offer to Purchase of Torque Corporation ("Purchaser"), a wholly-owned subsidiary of the Company, dated December 15, 1997, and the January 29, 1998 draft supplement thereto (together, the "Offer to Purchase"), on January 30, 1998, Purchaser plans to increase the consideration offered pursuant to its tender offer (the "Offer") for a majority of the shares of the issued and outstanding common stock, $1.00 par value, of PSC (the "PSC Common Stock"), including the associated preferred stock purchase rights (the "Rights," and together with shares of PSC Common Stock, the "PSC Shares") issued pursuant to the Shareholder Protection Agreement, dated as of November 7, 1998, as amended, between PSC and Manufacturers Hanover Trust Company, to $23.75 per PSC Share, net to the seller in cash. In conjunction with the Offer, the Company is seeking to negotiate a merger agreement with PSC pursuant to which PSC would, as soon as practicable following the consummation of the Offer, consummate a merger or similar business combination with the Company, Purchaser or another direct or indirect wholly-owned subsidiary of the Company (the "Proposed Merger"). At the effective time of the Proposed Merger, each PSC Share then outstanding (other than PSC Shares held by PSC or any wholly-owned subsidiary of PSC and other than PSC Shares held by the Company, Purchaser or any other direct or indirect subsidiary of the Company) would be converted into the right to receive shares of common stock, $2.50 par value, of the Company (the "Company Common Stock"), with a market value of $23.75 per share, on terms and subject to the limitations described below. The exact number of shares of Company Common Stock into which each PSC Share will be converted (the "Exchange Ratio") will be determined by dividing $23.75 by the average, over the 20 consecutive trading days ending 5 days prior to the meeting of the holders of PSC Shares called for the purpose of voting on the Proposed Merger, of the daily sales volume weighted average of the high and

                                     [LOGO]

XYZ

                                                                   [LOGO]

low per share sales price of Company Common Stock. In the event that such average during such period is less than $15.19 or greater than $18.56, the Exchange Ratio will be fixed at 1.564 shares of Company Common Stock or 1.280 shares of Company Common Stock, respectively, per PSC Share.

    In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Preliminary Prospectus; (ii) the Offer to Purchase; (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1997, respectively; (iv) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company, prepared by the Company's management and furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Company Common Stock; (vi) certain publicly available information concerning PSC, including the Annual Reports on Form 10-K of PSC for each of the years in the three year period ended December 27, 1996 and the Quarterly Reports on Form 10-Q of PSC for the quarters ended March 28, June 27 and September 26, 1997, respectively; (vii) certain other information, primarily financial in nature, including projections, concerning the business and operations of PSC, that was prepared by the Company's management based on publicly available information concerning PSC and the familiarity of the Company's management with PSC's business and the electrical and safety equipment industry, and furnished to us by the Company for purposes of our analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, PSC Common Stock; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or PSC and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry. We note that we have not had access to any internal or non-public information, financial or otherwise, concerning the business and operations of PSC; nor have we had access to any officers or employees of PSC. With respect to ongoing litigation involving PSC, we have relied solely on information furnished to us by the Company. As you are aware, we are not lawyers, nor are we experts with respect to legal matters, and we have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations of any potential liability to PSC or the Company arising out of such litigation.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the properties or facilities of the Company or PSC. We have assumed that the Offer and Proposed Merger will be consummated on a timely basis and on terms and conditions that do not differ materially from the terms and conditions contained in the Offer to Purchase and Preliminary Prospectus. With respect to projections concerning the Company (including projections intended to reflect the effects of the Proposed Acquisition), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company (with and without giving effect to the Proposed Acquisition), and we express no view with respect to such projections or the assumptions on which they were based. With respect to the projections concerning PSC, although we consulted with the Company's management in the

XYZ

                                                                   [LOGO]

preparation of those projections, for purposes of this opinion we have assumed that they have been reasonably prepared on bases reflecting the best judgments of the management of the Company as to the future financial performance of PSC and we have assumed that such projections will be realized, and we express no view with respect to such projections or the assumptions or information on which they were based.

    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and PSC; (ii) the business prospects of the Company and PSC; (iii) the historical and current market for Company Common Stock and PSC Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company and PSC; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We also have taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of Company Common Stock, of the consideration to be paid by the Company in the Proposed Acquisition and does not address the Company's underlying business decision to effect the Proposed Acquisition or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the issuance of Company Common Stock in connection with the Proposed Merger. Nor does this opinion constitute an opinion as to the price at which the Company's stock will trade upon the public announcement or the consummation of the Proposed Acquisition.

    As you are aware, Salomon Brothers Inc doing business as Salomon Smith Barney ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Proposed Acquisition and is acting as Dealer Manager in connection with the Offer, and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Proposed Acquisition. In addition, Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc, are expected to arrange loans and participate as a lender, respectively, in connection with the Company's financing of the Offer, for which Salomon Smith Barney and Salomon Brothers Holding Company Inc will receive customary compensation. In the ordinary course of business, Salomon Smith Barney may actively trade the securities of the Company and PSC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we previously have rendered certain investment banking and financial advisory services to the Company.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in connection with the Proposed Acquisition is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Brothers Inc
                                          doing business as
                                          SALOMON SMITH BARNEY

           TIME IS SHORT. PLEASE SEND IN YOUR WHITE PROXY CARD TODAY.

               For assistance or further information, please call

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                         BANKS AND BROKERS CALL COLLECT
                                 (212) 440-7800
                     ALL OTHERS CALL TOLL FREE 800-223-2064
                               FAX (212) 440-9009

                              KOLLMORGEN CORPORATION


                Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Special Meeting, February 10, 1998



The undersigned hereby constitutes and appoints GIDEON ARGOV, ROBERTJ. COBUZZI, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, as his or her true and lawful agents and proxies ("Proxies") to represent the undersigned at the Special Meeting of Shareholders of Kollmorgen Corporation to be held at BankBoston, N.A., 100 Federal Street, Boston Massachusetts, at 10:00 a.m. on February 10, 1998, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of Kollmorgen shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote to approve the Share Issuance Proposal. The Proxies cannot vote your shares unless you sign and return this card.

CONTINUED AND TO BESIGNED ON REVERSE SIDE.                    SEE REVERSE SIDE
--------------------------------------------------------------------------------
                                 FOLD AND DETACH HERE

     Please mark
/ /  votes as in
     this example.


                                                                                             FOR    AGAINST  ABSTAIN
-------------------------------------------------
          KOLLMORGEN CORPORATION                            APPROVAL OF THE SHARE ISSUANCE    / /    / /     / /
-------------------------------------------------           PROPOSAL (AS DESCRIBED IN THE
                                                            ACCOMPANYING PROXY STATEMENT)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO
TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE
APPROVAL OF THE SHARE ISSUANCE PROPOSAL.                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.  / /



                                                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING.   / /


                                                             Please sign exactly as your name appears herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.



Signature: ------------------------------ Date: ------------------------ Signature: ----------------------- Date:-----------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE
